Exhibit 10.10

CONSULTING AGREEMENT

This Consulting Agreement (this “Consulting Agreement”) is made on August 15, 2019 (the “Effective Date”), by and between Bright Mountain Media, Inc., a Florida corporation (“Bright Mountain”), Slutzky & Winshman Ltd., an Israeli company, Registration No. [●] (the “Company”), and Eli Desatnik (I.D. No. 309236032) (the “Consultant”).

WHEREAS, the Consultant is a shareholder and co-founder of the Company and has served as its Chief Innovation and Product Officer since February 11, 2015;

WHEREAS, on the Effective Date, Bright Mountain acquired all of the issued and outstanding ordinary shares of the Company from its shareholders, including the Consultant (the “Shareholders”), pursuant to the terms and conditions of that certain Share Exchange Agreement and Plan of Merger dated July 31, 2019 by and among Bright Mountain, Merger Sub (as defined therein), the Company and the Shareholders (the “Share Exchange Agreement”);

WHEREAS, on the closing of the Share Exchange Agreement, the Company became a wholly-owned subsidiary of Bright Mountain;

WHEREAS, in order to maintain the consistency of the operations of the Company following the closing of the Share Exchange Agreement, as a condition precedent to the transactions contemplated by the Share Exchange Agreement, the Consultant agreed to enter into this Agreement;

WHEREAS, the Company wishes to engage Consultant to provide the services described herein and Consultant has explicitly requested to be engaged as an independent contractor (and not as employee of the Company) with no employment relationship with the Company, and for the compensation and otherwise in accordance with the terms and conditions contained in this Agreement;

NOW THEREFORE, in consideration of the foregoing, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, accepted and agreed to, the Company and the Consultant, intending to be legally bound, agree to the terms set forth below.

Section 1. The Services

1.1	Scope of Services

1.1.1	During the Term (as defined below), the Consultant will perform such services, as detailed in Exhibit A attached hereto and incorporated herein by reference, and such other services as may be agreed upon between the Company and the Consultant from time to time (the “Services”).

1.1.2	The Consultant shall provide the Services in accordance with the parameters and schedule mutually agreed upon between the Company and Consultant from time to time. If the parties do not agree upon a schedule for the performance of certain Services, then the Consultant will perform such Services with due diligence under the circumstances and in a prudent and expeditious manner.

1.1.3	Consultant’s activities with respect to this Agreement shall be coordinated with the Company through the supervisor identified by the Company on Exhibit A hereto or any other person nominated by the Company from time to time.

1.2	Performance of the Services

1.2.1	The Consultant shall perform the Services in an efficient, expeditious, professional manner and according to high standards in the industry. In the performance of the Services and this Agreement, the Consultant shall comply with all applicable laws, ordinances, rules, regulations, orders, licenses, permits and other governmental requirements (including, but not limited to, any such requirements imposed upon the Company with respect to the Services).

1.2.2	The Consultant shall have at all times during the performance of the Services hereunder, all necessary rights, authorizations, or licenses to perform such Services and Consultant shall not utilize during the provision of the Services hereunder any proprietary information of any third party. The Consultant shall use its best efforts to promote the goodwill and reputation of the Company, its business and services in the performance of the Services.

1.2.3	The Consultant shall immediately and without delay inform the Company of any affairs and/or matters that might constitute a conflict of interest with the Consultant’s position and/or engagement with the Company and/or the interests of the Company and/or of the Company’s clients. The Consultant shall promptly disclose to the Company any business opportunity that comes to its attention in connection with the Services. The Consultant shall not take advantage of, or divert, any such opportunity for the benefit of the Consultant or anyone else without the prior written consent of the Company.

1.3	Subcontracting. The Consultant shall not subcontract or otherwise delegate performance of any Services without the Company’s prior written consent.

Section 2. Compensation and Payment

2.1	Services Fees. Subject to and in consideration for the Services and the fulfillment of all of Consultant’s duties and obligations hereunder, the Company shall pay the Consultant the service fees set forth in Exhibit A attached hereto (the “Compensation”).

2.2	Payment. On or about the first day of each month during the Term, the Consultant shall deliver to the Company an invoice for any amounts due and payable under this Section 2 for the prior month. The Company will pay the amounts properly due and payable under each of the invoices issued in accordance with applicable law, within the time period set forth in Exhibit A attached hereto.

2.3	Taxes. It is explicitly agreed between the parties that any and all taxes, duties, fees, governmental or municipal fees or charges and/or other impositions that may be levied pursuant to any applicable law upon the Consultant with regards to the provision of the Services under this Agreement, including, but not limited to, Income Tax, shall be borne solely by the Consultant, and the amounts of the aforesaid payments shall be deemed to have been included in the Compensation and the Consultant shall indemnify the Company in the event the Company is required to pay any such taxes on behalf of the Consultant. In the event that pursuant to any law or regulation, tax is required to be withheld at source from any payment made to Consultant, the Company shall withhold said tax at the rate set forth in the certification issued by the applicable tax authority at the rate determined by said law or regulation. Consultant shall indemnify the Company in the event the Company is required to pay any such taxes on behalf of the Consultant.

2.4	The payments provided for under this Section 2 shall constitute the total and exclusive compensation payable by the Company to the Consultant for the provision of the Services hereunder. The Consultant shall not be entitled to any other form of compensation, commission, fee, bonus, equity, reimbursement or any other form of payment or consideration for the provision of the Services hereunder.

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Section 3. Independent Contractor

3.1	The Consultant shall at all times act as an independent contractor, and shall not be, and/or claim to be, an employee of the Company. Consultant warrants that it is aware that this Agreement is only an agreement for the provision of services on a strictly contractual basis and does not create employer-employee relations between Consultant and the Company and does not confer upon Consultant any rights, except for those explicitly set forth herein.

3.3	The Consultant undertakes that it and/or anyone on its behalf shall not claim, demand, sue or bring any cause of action against the Company in connection with alleged employer-employee relations between it and the Company in connection with the Services, and if it or anyone on its behalf does so, it shall indemnify the Company upon its first demand for any expense that may be occasioned to it in respect of, or in connection with, a claim as aforesaid, including legal fees. Without prejudice to the generality of the aforesaid, it is hereby agreed that Consultant shall not be entitled to receive from the Company any severance pay and/or any other payment and/or other consideration deriving from employer-employee relations and/or the termination thereof and/or any social benefits which an employee is entitled to receive in connection with the provision of the Services.

3.4	If notwithstanding the agreement of the parties and the Consultant’s informed undertakings, declarations and representations under this Agreement, and for any reason whatsoever, a competent authority, including a judicial body, shall determine that the Consultant was, or is, the Company’s employee, and/or is entitled to an employee’s right and/or benefits, the following provisions shall apply: (i) the parties agree that they have made a mutual mistake regarding the amount of the Compensation. Had the parties been aware of such mistake, they would have agreed that the Consultant would be entitled to 60% (sixty percent) of the Compensation (the “Agreed Alternative Payment”). The parties agree that in this event the Compensation should have been the Agreed Alternative Payment, and the Consultant shall be obligated to return to the Company, on the day of the claim and/or demand which contradicts this Agreement, all additional amounts that the Consultant received from the Company beyond the Agreed Alternative Payment as defined above (the “Excess Amount”). Each Excess Amount, shall bear interest and shall be linked to the Cost of Living Index on the Consultant’s pay day – as compared to the Index on the day such amount will be returned to the Company; (ii) the Company shall be entitled to set off such Excess Amounts against all amounts that the Consultant shall be entitled to under this Agreement or any applicable law, or under the decision of the court or of any other competent tribunal as mentioned above, which shall not derogate from any other right of the Company to receive from the Consultant the rest of the amounts it is entitled to; (iii) the Consultant hereby waives any right to claim limitation of action. Notwithstanding any other provisions in this Agreement to the contrary, any bonus, incentive-based compensation, or any other compensation, paid to the Consultant pursuant to this Agreement or any other agreement or arrangement with the Company which is subject to recovery under any U.S. law, government regulation or stock exchange listing requirement will be subject to such deductions and claw back as may be required to be made pursuant to such U.S. law, government regulation or stock exchange listing requirement (or any policy adopted by the Bright Mountain pursuant to any such law, government regulation or stock exchange listing requirement).

Section 4. Term and Termination

4.1	Term. This Agreement shall commence on the Effective Date. The initial term of this Agreement shall commence on the Effective Date and shall continue for a period of two (2) calendar years (the “Initial Term”) unless terminated earlier by the Company in accordance with Section 4.3. After the initial term, this Agreement shall automatically be renewed for an additional one (1) year term unless terminated earlier in accordance with Sections 4.2 or 4.3 below (the “Renewal Term” and collectively with the Initial Term, the “Term”).

4.2	Notice Period. During the Renewal Term, each party may terminate this Agreement by giving a ninety (90) days prior written notice of termination (the “Notice Period”). During the Notice Period, the Company will have the sole and absolute discretion to decide whether or not the Consultant shall provide the Services.

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4.3	Termination for Cause.

4.3.1	During the Term, Company may terminate this Agreement immediately, or terminate the Notice Period immediately in any of the circumstances set forth herein: (A) the Consultant’s death or Disability (as defined below); or (B) for Cause (as defined below).

For the purpose of this Section 4.3, “Disability” shall mean the physical or mental illness or injury as a result of which Consultant remains unable to perform his duties to the Company for a period of four (4) successive months, or for a period of 120 days in the aggregate during a 12 months period irrespective of whether such days are consecutive. Disability shall be deemed to occur upon the end of such four (4) month period (or 120-day period, as applicable); “Cause” means (A) committing or participating in an injurious act of fraud or embezzlement against the Company; (B) committing or participating, willfully, in an injurious act or omission in a manner which was materially damaging to the Company; (C) engaging in a criminal enterprise involving moral turpitude; (D) conviction for a felony under the laws of the State of Israel, the United States or any state thereof; (E) ) conviction of, or plea of guilty or nolo contendere to, violation of any U.S. Federal or state securities laws, rules or regulations, or any rules or regulations of any stock exchange or other market on which Bright Mountain Media’s securities may be listed or quoted for trading; (F) violation of Bright Mountain’s insider trading policies in a manner which was materially damaging to the Company; or (G) any assignment of this Agreement in violation of this Agreement..

4.4	Effect of Termination. Upon any expiration or termination of this Agreement, the following will apply: (i) the Company will pay the Consultant the amounts due in accordance with Section 2 for all Services actually performed in accordance with this Agreement prior to the expiration or termination of this Agreement; (ii) the Consultant shall immediately deliver to the Company all Inventions, Company Inventions, Confidential Information (as such terms are defined in the PIIA (as defined in Section 6)), work products, reports and any other materials related to the Company or its business in its possession or control; (iii) the Company will not be obligated to pay the Consultant for any Services performed after the end of the Term; and (iv) the parties’ respective rights and obligations under Sections 2.4, 3, 4.4, 5, 6 and 7 will survive the expiration or termination of this Agreement as well as any rights, obligations and duties which by their nature extend beyond the expiration or termination of this Agreement (however so terminated).

Section 5. Representations; Warranties; Covenants

5.1	The Consultant represents and warrants that this Agreement and the performance of the Services and the Consultant’s other obligations under this Agreement (i) will not constitute or cause any breach, default or violation of any other consulting, nondisclosure, confidentiality or other agreement to which the Consultant is a party; (ii) do not require the consent of any person or entity; (iii) do not and will not violate any policies or procedures of any other person or entity for which it performs services concurrently with those performed herein; (iv) will be performed with promptness and diligence in a workmanlike manner, in accordance with the practices and standards used in professional well-managed operations performing similar services; and (v) do not and will not infringe, misappropriate or violate any patent, copyright, trade secret, trademark or other intellectual property right of any third party. The Consultant further represents and warrants that it has the power and authority necessary to enter into this Agreement, and that it has the necessary experience, expertise, skills and know-how needed to perform its obligations under this Agreement fully and completely, in a professional and diligent manner.

5.2	The Consultant agrees to the transfer of any information related to it and held by the Company to a database (including a database located abroad) and to any other person or entity, as the Company shall deem necessary and reasonable for business purposes or to pursue the Company’s business interests.

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Section 6. Confidential Information, Proprietary Rights, Assignment of Inventions; Non-Compete

6.1	Consultant shall, simultaneously herewith, execute the non-competition, proprietary information and inventions agreement, attached hereto as Exhibit B and incorporated herein by reference as part of this Agreement (the “PIIA”). For the removal of doubt, execution of the PIIA by Consultant is a condition precedent to this Agreement becoming effective. Consultant agrees to comply with all insider trading policies of Bright Mountain as may be adopted or amended from time to time and brought to his attention during the Term and any Renewal Term.

6.2	Consultant agrees that any breach of this Section 6 or any of the provisions of the PIIA by Consultant would cause irreparable damage to the Company and that, in the event of such breach, the Company shall have, in addition to all remedies of law, the right to an injunction, specific performance or other equitable relief to prevent the violation or threatened violation of Consultant’s obligations hereunder.

Section 7. Miscellaneous

7.1	Notices. Any notice to be given under this Agreement shall be in writing and may be sent by email or by post. The preferred method of communication is email. The Parties shall notify each other of any change in their contact details for notices. Emails will be deemed to have been received one hour after being sent or, if this falls after close of business, at 9.00 a.m. on the following working day provided that an undeliverable message has not been generated by then.

7.2	Non-waiver. The failure of the Company to insist upon or enforce strict performance of any provision of this Agreement or to exercise any of its rights or remedies under this Agreement will not be interpreted or construed as a waiver or relinquishment to any extent of the Company’s rights to assert or rely on any such provision, right or remedy in that or any other instance; rather, the same will be and remain in full force and effect. All waivers by the Company shall be in writing.

7.3	Severability. In the event any provision of this Agreement shall be determined to be unenforceable, because it is invalid or in conflict with any law of any relevant jurisdiction, the validity of the remaining provisions shall not be affected, and the rights and obligations of the parties shall be construed and enforced as if the Agreement did not contain the particular provision(s) held to be unenforceable.

7.4	Assignment. The Consultant will not (by contract, operation of law or otherwise) assign this Agreement or any right or interest in this Agreement without the prior written consent of the Company. The Company shall have the right to assign its rights and obligations under this Agreement to a party which assumes the Company’s obligations hereunder. Subject to the foregoing restriction on assignments by the Consultant, this Agreement will be fully binding upon, inure to the benefit of, and be enforceable by the parties and their respective successors, assigns and legal representatives.

7.5	Governing Law; Venue and Jurisdiction. This Agreement shall be governed and construed under and in accordance with the laws of the State of Florida applicable to contracts made and to be performed entirely in such state (without giving effect to the conflicts of laws provisions thereof); provided however, that all matters relating specifically to compliance with employment laws of the State of Israel shall be governed by and construed in accordance with the internal substantive laws of the State of Israel. Each of the parties hereto expressly and irrevocably: (1) agree that any legal suit, action or proceeding arising out of or relating to this Agreement will be instituted exclusively in United States District Court for the Southern District of Florida, Palm Beach County, Florida; (2) waive any objection they may have now or hereafter to the venue of any such suit, action or proceeding; and (3) consent to the in personam jurisdiction of United States District Court for the Southern District of Florida, Palm Beach County, Florida in any such suit, action or proceeding. Each of the parties hereto further agrees to accept and acknowledge service of any and all process which may be served in any such suit, action or proceeding in the United States District Court for the Southern District of Florida, Palm Beach County, Florida and agree that service of process upon it mailed by certified mail to its address will be deemed in every respect effective service of process upon it, in any such suit, action or proceeding.

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7.6	Amendments. This Agreement may be amended or modified, in whole or in part, only by an instrument in writing signed by all parties hereto.

7.7	Entire Agreement. This Agreement sets forth the entire agreement, and supersedes any and all prior agreements, of the parties with respect to the Services performed or to be performed by the Consultant hereunder, including the Services Agreement by and between the parties herein, dated March 1, 2019. All actions to be taken by the Company hereby shall be taken upon the instruction of the Chief Executive Officer of Bright Mountain.

7.8	Public Disclosures. The Consultant is hereby granting the Company and Bright Mountain permission to mention the Consultant’s name as a consultant to the Company. Other than specifically agreed in writing between the Company and the Consultant or required by applicable law or court order, the Consultant shall not disclose the terms of this Agreement.

7.9	Headings; Interpretation. Headings and subheadings are for convenience only and shall not be deemed to be a part of this Agreement. The preamble, exhibits and schedules to this Agreement constitute an integral part hereof. Words in the singular shall include the plural and vice versa; words in the masculine shall include the feminine and vice versa; and reference to a person shall also include corporate bodies and other legal entities.

7.10	Counterparts. This Agreement may be executed in two or more counterparts, each of which shall constitute an original and all of which shall be deemed a single agreement.

IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first set forth above.

COMPANY:		CONSULTANT:

Slutzky & Winshman Ltd.

Signature:	/s/ Nadav Slutzky	Signature:	/s/ Eli Desatnik
Name:	Nadav Slutzky	Name:	Eli Desatnik
Title:	Chief Executive Officer

Bright Mountain Media, Inc.

Signature:	/s/ W. Kip Speyer
W. Kip Speyer,
Chief Executive Officer

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Exhibit A

to the Consulting Agreement by and between Bright Mountain Media, Inc., Slutzky & Winshman Ltd. and Eli Desatnik (the “Agreement”)

A.	Name of Company’s Supervisor: The Board of Directors and the Chief Executive Officer of Bright Mountain.

B.	Description and Scope of Services: The Consultant shall provide services in the field of online marketing (the “Services”).

C.	Compensation: In consideration of the provision of the Services in accordance with the terms and conditions of the Agreement, the Consultant shall be entitled to receive from the Company the following consideration (collectively, the “Compensation”):

(1)	Fee: a monthly gross fee of NIS 57,308 + VAT

(2)	Annual Cash Bonus: In addition to his monthly fee, Consultant shall be entitled to an annual cash bonus in accordance with, and subject to, all the terms and conditions of the applicable plan to be adopted by the Company (the “Annual Bonus”). The Parties agree that no later than sixty (60) days from the Effective Date, the terms and conditions under which the Consultant shall be entitled to receive the Annual Bonus will be agreed upon in writing.

(3)	Reimbursement of Expenses: The Company shall reimbursement the Consultant for any reasonable expenses incurred by Consultants during the provision of the Services, including reimbursement of mobile phone expenses, car expenses, etc, provided that such expenses have been pre-approved by the Company. Reimbursement of any out of pocket expenses shall be done against receipts and/or other appropriate documentation as may be required by Company from time to time. All in accordance with the Company’s policies and guidelines on this subject.

(4)	Reimbursement of Travel Expenses: The Company shall reimbursement the Consultant for travel expenses incurred on by Consultants during the provision of the Services, provided that the Consultant has received the Company’s prior written consent before booking any such travel. For the purpose of such reimbursement, the Consultant shall be required to present the relevant receipts to the Company and to fill an expense report in accordance with the Company’s policy.

The Company will pay the amount properly due and payable under each of the Consultant’s invoices issued in accordance with applicable law, within seven (7) days after receiving an invoice.

BY THEIR SIGNATURE BELOW, THE PARTIES ACKNOWLEDGE THAT THE FOREGOING EXHIBIT REFLECTS THE PARTIES’ AGREEMENT:

COMPANY:		CONSULTANT:

Slutzky & Winshman Ltd.

Signature:	/s/ Nadav Slutzky	Signature:	/s/ Eli Desatnik
Name:	Nadav Slutzky	Name:	Eli Desatnik
Title:	Chief Executive Officer	Date:	August 15, 2019

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Exhibit B

NON-COMPETITION, PROPRIETARY INFORMATION AND INVENTIONS AGREEMENT

THIS NON-COMPETITION, PROPRIETARY INFORMATION AND INVENTIONS AGREEMENT (“Agreement”) is made effective as of August 15, 2019 (“Effective Date”) by and between Slutzky & Winshman Ltd., a corporation organized under the laws of the State of Israel (the “Company”) and the undersigned (the “Consultant”). Unless the context otherwise requires, the term “Company” shall also include all direct and indirect existing and future subsidiary, parent or related corporations of the Company, including but not limited Bright Mountain Media, Inc., a Florida corporation (“Bright Mountain”).

AGREEMENT

Consultant acknowledges that Consultant’s engagement with the Company, whether before or after the date of this Agreement (the “Engagement”) pursuant to the terms and conditions of the consulting agreement to which this Agreement is attached (the “Consulting Agreement”) creates a relationship of confidence and trust between Consultant and the Company with respect to all Confidential Information and Inventions (as such terms are defined below) of the Company.

In consideration and as a condition of Consultant’s engagement with the Company, the compensation paid therefore, and the benefits received therefore, the sufficiency of which is hereby acknowledged, it is hereby agreed as follows:

1. Confidential Information

(a) Confidentiality. Except as herein provided, Consultant agrees that during and after termination of Consultant’s Engagement with the Company, Consultant (i) shall keep all Confidential Information (as defined below) confidential and shall not directly or indirectly, use, divulge, publish or otherwise disclose or allow to be disclosed any aspect of Confidential Information without the Company’s prior written consent; (ii) shall refrain from any action or conduct which might reasonably or foreseeably be expected to compromise the confidentiality or proprietary nature of the Confidential Information; and (iii) shall follow recommendations made by the Board of Directors, officers or supervisors of the Company from time to time regarding Confidential Information. “Confidential Information” includes but is not limited to Inventions and Company Inventions (as defined in section 2(b)), Assignable Inventions (as defined in section 2(c)), trade secrets, confidential information, knowledge or data of the Company, or any of its clients, customers, consultants, shareholders, licensees, licensors, vendors or affiliates, that Consultant may produce, obtain or otherwise acquire or have access to during the course of Consultant’s Engagement with the Company (whether before or after the date of this Agreement), including but not limited to: business plans, records, and affairs; customer files and lists; special customer matters; sales practices; methods and techniques; merchandising concepts, strategies and plans; sources of supply and vendors; special business relationships with vendors, agents, and brokers; promotional materials and information; financial matters; mergers; acquisitions; equipment, technologies and processes; selective personnel matters; inventions; developments; product specifications; procedures; pricing information; intellectual property; know-how; technical data; software programs; algorithms; operations and production costs; processes; designs; formulas; ideas; plans; devices; materials; and other similar matters which are confidential. All Confidential Information and all tangible materials containing Confidential Information are and shall remain the sole property of the Company.

(b) Limitation. Consultant shall have no obligation under this Agreement to maintain in confidence any information that (i) is in the public domain at the time of disclosure; (ii) though originally Confidential Information, subsequently enters the public domain other than by breach of Consultant’s obligations hereunder or by breach of another person’s or entity’s confidentiality obligations; or (iii) is shown by documentary evidence to have been known by Consultant prior to disclosure to Consultant by the Company.

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(c) Information of Consultant’s Former Employers/Recipients of Services. Consultant agrees that Consultant has not and will not, during the term of the Engagement with the Company, (i) improperly use or disclose any proprietary information or trade secrets of any former employer/recipient of services or other person or entity with which Consultant has an agreement or duty to keep in confidence information acquired by Consultant, if any, or (ii) bring onto the premises of the Company any document or confidential or proprietary information belonging to such employer/recipient of services, person or entity unless consented to in writing by such employer, person or entity and by the Company. Consultant will indemnify the Company and hold it harmless from and against all claims, liabilities, damages and expenses, including reasonable attorneys’ fees and costs of suit, arising out of or in connection with any violation of the foregoing.

(d) Third Party Information. Consultant recognizes that the Company may have received, and in the future may receive, from third parties their confidential or proprietary information subject to a duty on the Company’s part to maintain the confidentiality of such information and to use it only for certain limited purposes. Consultant agrees that Consultant owes the Company and such third parties, during Consultant’s Engagement with the Company and thereafter, a duty to hold all such confidential or proprietary information in the strictest confidence and not to disclose it to any person or entity and to use it in a manner consistent with, and for the limited purposes permitted by, the Company’s agreement with such third party.

(e) Insider Trading. Consultant agrees to comply with all insider trading policies of Bright Mountain as may be adopted or amended from time to time, and brought to his attention, during the Term and any Renewal Term.

2. Inventions

(a) Inventions Retained and Licensed. Consultant has attached hereto, as Exhibit B1, a list describing all inventions, ideas, improvements, designs and discoveries, whether or not patentable and whether or not reduced to practice, original works of authorship and trade secrets made or conceived by or belonging to Consultant (whether made solely by Consultant or jointly with others) that (i) were developed by Consultant prior to Consultant’s Engagement with Company; (ii) relate to Company’s actual or proposed business, products or research and development; and (iii) are not assigned to Company hereunder (collectively, “Prior Inventions”); or, if Exhibit B1 is incomplete or if no such list is attached, Consultant represents that there are no such Prior Inventions. Consultant hereby acknowledges that it shall not incorporate into or with the Company’s products or otherwise use in the scope of its Engagement with the Company, any Prior Inventions or any third party intellectual property without first receiving Company’s prior written approval therefor. If in the course of Consultant’s service for Company, Consultant incorporates into a Company’s product, process or machine a Prior Invention owned by Consultant or in which Consultant’s has an interest, Company is hereby granted and shall have a nonexclusive, royalty-free, irrevocable, perpetual, worldwide right and license to make, have made, modify, use, sell, sublicense and otherwise distribute such Prior Invention as part of or in connection with such product, process or machine.

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(b) Assignment of Inventions. Consultant hereby agrees and acknowledged that Company is and shall remain the sole and exclusive owner, and/or to the extent necessary hereby assigns and transfers to Company, to the fullest extent under applicable law, Consultant’s entire right, title and interest in and to all inventions, ideas, improvements, designs, developments, works, know-how, original works of authorship, formulae, concepts, techniques, methods, systems, processes, compositions of matter, algorithms, computer software programs (including, but not limited to, any code, modules, tools, and libraries), databases, trade secrets and discoveries and any other intellectual creations of any nature whatsoever (the “Inventions”), whether or not patentable and whether or not reduced to practice, made or conceived by Consultant, whether solely by Consultant or jointly with others, during the period of Consultant’s Engagement with Company that either (i) relate in any manner to the actual or demonstrably anticipated business, work, Confidential Information or research and development of Company, its affiliates or subsidiaries; or (ii) are developed in whole or in part on Company’s time or using Company’s equipment, supplies, facilities or Confidential Information; or (iii) result from or are suggested by any task assigned to Consultant or any work or service performed by Consultant for or on behalf of Company, its affiliates or subsidiaries, or by the scope of Consultant’s Engagement or any other duties and responsibilities with Company, its affiliates or subsidiaries (the “Company Inventions”). Without derogating from the aforementioned Consultant further acknowledges that all original works of authorship that are made by Consultant, solely or jointly with others, within the scope of and during the period of Consultant’s Engagement with the Company and that are entureble by copyright are “works made for hire,” as defined in the U.S. Copyright Act and shall be owned solely by the Company. Further, without derogating from the aforementioned, Consultant hereby explicitly waives any interest, claim or demand that the Consultant may have for, or may be entitled to, with respect to any consideration, compensation or royalty in connection with the Inventions, including but not limited to, any claims for consideration, compensation or royalty under any law of any applicable jurisdiction (including, to the extent applicable or found by any competent court or tribunal despite the Parties’ agreement hereunder irrevocably waives any right to receive remuneration or royalty for “Service Inventions” under Section 134 of Patents Law 1967). Consultant hereby acknowledges and declares that the Compensation provided under the Consulting Agreement constitutes the entire compensation to which Consultant is entitled to and includes any and all consideration with respect to the Company Inventions developed by Consultant. Consultant further waives the right to bring any claims, demands or allegations to receive compensation, consideration or royalty with respect to the Moral Rights (as further defined) and the Company Inventions. “Moral Rights” as used herein means the rights of an author under Section 45 of the Israeli Copyright Law, 2007, or any other similar provision under any law of any applicable jurisdiction, including the right of the author to be known as the author of his/her work; to prevent others from being named as the author of his/her work; to prevent others from making deforming changes in his/her work in a manner that reflects negatively on his/her professional standing, his/her goodwill or dignity.

(c) Disclosure of Inventions. Consultant agrees that in connection with any Invention: (i) Consultant shall promptly disclose such Invention in writing to Consultant’s immediate supervisor at Company (which shall be received in confidence by Company), regardless of whether Consultant believes the Invention is a Company Invention or not, in order to permit Company to claim rights to which it may be entitled under this Agreement; and (ii) Consultant shall, at Company’s request, promptly execute a written assignment of title to Company for any Inventions including Company Invention required to be assigned by Section 2(b), (an “Assignable Invention”), and Consultant will preserve any such Assignable Invention as Confidential Information of Company.

(d) Patent and Copyright Registrations. Consultant agrees to assist Company, or its designee, at Company’s expense, in every proper way to secure Company’s rights in the Assignable Inventions and any copyrights, patents, mask work rights or other intellectual property rights relating thereto in any and all countries, including the disclosure to Company of all pertinent information and data with respect thereto, the execution of all applications, specifications, oaths, assignments and other instruments that Company shall deem necessary in order to apply for and obtain such rights and in order to assign and convey to Company, its successors, assigns, and nominees the sole and exclusive rights, title and interest in and to such Assignable Inventions, and any copyrights, patents, or other intellectual property rights relating thereto. Consultant further agrees that Consultant’s obligation to execute or cause to be executed, when it is in Consultant’s power to do so, any such instrument or papers shall continue after the termination of Consultant’s Engagement with Company. If Company is unable because of Consultant’s mental or physical incapacity or for any other reason to secure Consultant’s signature to apply for or to pursue any application for any Israel, U.S. or other patents or copyright registrations covering Assignable Inventions or original works of authorship assigned to Company as above, then Consultant hereby irrevocably designates and appoints Company and its duly authorized officers and agents as Consultant’s agent and attorney-in-fact, to act for and in Consultant’s behalf and stead to execute and file any such applications and to do all other lawfully permitted acts to further the prosecution and issuance of letters patent or copyright registrations thereon with the same legal force and effect as if executed by Consultant.

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(e) Other Obligations. Consultant acknowledges that Company from time to time may have agreements with other persons or with the Israeli, U.S. or other governments, or agencies thereof, that impose obligations or restrictions on Company regarding Inventions made during the course of work thereunder or regarding the confidential nature of such work. Consultant agrees to be bound by all such obligations and restrictions and to take all action necessary to discharge the obligations of Company thereunder.

3. Return of Confidential Material. Upon Company’s request or in the event of Consultant’s termination of Engagement with Company for any reason whatsoever, Consultant agrees to promptly surrender and deliver to Company all records, materials, equipment, drawings, documents and data of any nature pertaining to any Confidential Information or to Consultant’s Engagement, and Consultant will not retain or take any tangible materials or electronically stored data, containing or pertaining to any Confidential Information that Consultant may produce, acquire or obtain access to during the course of Consultant’s Engagement.

4. Notification of New Employer/Recipient of Services. If the Engagement hereunder is terminated, Consultant hereby consents to the Company notifying Consultant’s new employer/recipient of services about Consultant’s rights and obligations under this Agreement.

5. Non-Solicitation and Non-Competition.

(a) Restrictions. Consultant agrees that during the period of Consultant’s Engagement with the Company and for twenty four (24) months after the date of termination of Consultant’s Engagement with Company (for any reason or no reason, whether voluntary or involuntary), Consultant’s will not, either directly or indirectly, either alone or jointly with others or as an employee, agent, consultant owner, partner, joint enture, stockholder, broker, principal, corporate officer, director, licensor or in any other capacity or as an employee of any person, firm or company, anywhere in the world:

(i) induce, solicit, recruit or encourage (or endeavor to induce, solicit, recruit or encourage) any employee or consultant of the Company to leave the Company;

(ii) solicit the business of any client or customer of Company (other than on behalf of Company);

(iii) solicit or approach in competition with the Company, any person or entity which was provided with goods or services by the Company, provided goods or services to the Company or who invested or contemplated investment in the Company at any time during the 24 months immediately prior to the date of termination of the Engagement, for the purpose of offering or receiving goods or services of the same type as or similar to the goods or services supplied or received by the Company at the date of termination of the Engagement or for the purpose of soliciting investment in an entity other than the Company;

(iv) engage in any activity that is direct completion with the business or demonstrably anticipated business of Company;

(v) carry on or hold an interest in any corporation, venture, entity or other business (other than a minority interest in a publicly traded company) which competes with the products or services of the Company: or

(vi) assist any other person or organization in competing or in preparing to compete with the business or demonstrably anticipated business of the Company or act as an employee, officer consultant or in any managerial capacity in a business in competition with the Company.

(b) Enforcement. If at any time any of the provisions of Section 5(a) are deemed invalid or unenforceable or are prohibited by the laws of the state or place where they are to be performed or enforced, by reason of being vague or unreasonable as to duration or geographic scope or scope of activities restricted, or for any other reason, such provisions shall be considered divisible and shall become and be immediately amended to include only such restrictions and to such extent as shall be deemed to be reasonable and enforceable by the court or other body having jurisdiction over this Agreement. The provisions of Section 5(a), as so amended, shall be valid and binding as though any invalid or unenforceable provision had not been included.

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6. Representations. Consultant agrees to execute any proper oath or verify any proper document required to carry out or evidence compliance with the terms of this Agreement. Consultant represents that Consultant’s performance of all the terms of this Agreement, and as a Consultant to the Company, will not breach any agreement to keep in confidence proprietary information acquired by Consultant in confidence or in trust prior to Consultant’s retention by Company. Consultant has not entered into, and Consultant agrees that Consultant’s will not enter into, any oral or written agreement in conflict herewith.

7. Equitable Relief. Consultant agrees that it would be impossible or inadequate to measure and calculate the Company’s damages from any breach of the covenants set forth in this Agreement. Accordingly, Consultant agrees that if Consultant breaches this Agreement, including without limitation the provisions of Section 5(a), hereunder, the Company will have available, in addition to any other right or remedy available, the right to obtain an injunction from a court of competent jurisdiction restraining such breach or threatened breach and to specific performance of any such provision of this Agreement. Consultant further agrees that no bond or other security shall be required in obtaining such equitable relief and Employee hereby consents to such injunction’s issuance and to the ordering of specific performance. In any legal proceeding commenced under this Section 7, the losing party shall pay the prevailing party’s actual attorneys’ fees and expenses incurred in the preparation for, conduct of or appeal or enforcement of judgment from the proceeding. The phrase “prevailing party” shall mean the party who is determined in the proceeding to have prevailed or who prevails by dismissal, default or otherwise.

8. Governing Law; Consent to Personal Jurisdiction. This Agreement shall be governed and construed under and in accordance with the laws of the State of Florida applicable to contracts made and to be performed entirely in such state (without giving effect to the conflicts of laws provisions thereof); provided however, that all matters relating specifically to compliance with employment laws of the State of Israel shall be governed by and construed in accordance with the internal substantive laws of the State of Israel. Each of the parties hereto expressly and irrevocably: (1) agree that any legal suit, action or proceeding arising out of or relating to this Agreement will be instituted exclusively in United States District Court for the Southern District of Florida, Palm Beach County, Florida; (2) waive any objection they may have now or hereafter to the venue of any such suit, action or proceeding; and (3) consent to the in personam jurisdiction of United States District Court for the Southern District of Florida, Palm Beach County, Florida in any such suit, action or proceeding. Each of the parties hereto further agrees to accept and acknowledge service of any and all process which may be served in any such suit, action or proceeding in the United States District Court for the Southern District of Florida, Palm Beach County, Florida and agree that service of process upon it mailed by certified mail to its address will be deemed in every respect effective service of process upon it, in any such suit, action or proceeding.

9. Entire Agreement. This Agreement and the Consulting Agreement sets forth the entire agreement and understanding between Company and Consultant relating to the subject matter herein and merges all prior discussions and agreements between the parties with respect that subject matter. No modification of or amendment to this Agreement, nor any waiver of any rights under this Agreement, will be effective unless in writing signed by the Company and Consultant. Any subsequent change or changes in Consultant’s duties, salary or compensation will not affect the validity or scope of this Agreement.

10. Severability. If one or more of the provisions in this Agreement are deemed void by law, then the remaining provisions will continue in full force and effect.

11. Successors and Assigns. This Agreement will be binding upon Consultant’s heirs, executors, administrators and other legal representatives and will be for the benefit of Company, its successors, and its assigns.

12. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall constitute an original and all of which shall be deemed a single agreement.

13. No Employment Contract. Nothing in this Agreement shall be construed to create a contract of employment, either express or implied-in-fact, for any fixed term or requiring cause for termination.

[signature page follows]

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the Effective Date.

COMPANY:		CONSULTANT:

Slutzky & Winshman Ltd.

Signature:	/s/ Nadav Slutzky	Signature:	/s/ Eli Desatnik
Name:	Nadav Slutzky	Name:	Eli Desatnik
Title:	Chief Executive Officer	Date:	August 15, 2019

Bright Mountain Media, Inc.

Signature:	/s/ W. Kip Speyer
W. Kip Speyer,
Chief Executive Officer

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Exhibit B1

TO THE PROPRIETARY INFORMATION, NON-COMPETITION AND INVENTIONS AGREEMENT

Prior Inventions

Following a list of Prior Inventions of the Consultant:

1. __________________________________________________________

2. __________________________________________________________

3. __________________________________________________________

4. __________________________________________________________

If nothing is listed, I will be regarded as having declared that I have no Prior Inventions.

Consultant (Signature)	Date

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